Exhibit 99.1

2500 City West Boulevard
Suite 2200
Houston, TX 77042
(713) 361-2600
(713) 361-2693 fax

FOR IMMEDIATE RELEASE	Contact:
G. Kregg Lunsford
Chief Financial Officer
June 1, 2009	(713) 243-2713

Helix to Commence Secondary Public Offering of Cal Dive Common Stock
HOUSTON, TX – (June 1, 2009) Cal Dive International, Inc. (NYSE:DVR) announced today that Helix Energy Solutions Group, Inc. (NYSE:HLX) (“Helix”), its majority stockholder, intends to commence an underwritten secondary public offering of 20.0 million shares of Cal Dive common stock. Cal Dive also announced it has entered into an agreement with Helix under which, simultaneously with and conditioned upon closing of the offering, it will repurchase directly from Helix an additional $14 million in shares at a per share purchase price that is equal to the price at which Helix sells the shares under the offering. Cal Dive intends to retire all of the shares repurchased.
The secondary offering also includes an option for the underwriters to purchase an additional 3.0 million shares to cover over-allotments, if any. The offering, including the over-allotment option and stock repurchase (at an assumed price of $10.09 per share, which was the closing sale price of Cal Dive common stock on Friday, May 29) represents approximately 26% of Cal Dive’s common stock currently outstanding and if completed would reduce Helix’s ownership interest in the Company from approximately 51% to 25%. Helix will receive all net proceeds from the secondary offering and stock repurchase.
In connection with the offering, Credit Suisse Securities (USA) LLC and Merrill Lynch & Co. are acting as joint book-running managers and Raymond James & Associates and Johnson Rice & Company L.L.C. are acting as co-managers for the offering.
Cal Dive has filed a registration statement, including a prospectus, with the Securities and Exchange Commission for the offering to which this communication relates. Before investing, investors should read the prospectus in that registration statement, the accompanying prospectus supplement, and other documents Cal Dive has filed with the SEC for more complete information about Cal Dive and this offering.

Investors may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send the prospectus and the prospectus supplement upon request by contacting Credit Suisse Securities (USA) LLC at Prospectus Dept., One Madison Avenue, New York, NY 10010, 1-800-221-1037 or Merrill Lynch & Co. at 4 World Financial Center, New York, NY 10080, attn: Prospectus Department.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.
This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including current economic and financial market conditions, changes in commodity prices for natural gas and oil and in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., and other risks detailed in the prospectus supplement relating to the offering and our Annual Report on Form 10-K.